UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported): AUGUST 3, 2004

KIWI NETWORK SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	0-32479	76-0616468
(State or other	(Commission	(IRS employer
Jurisdiction	filenumber)	Identification
of incorporation)		Number)

#676, 141 – 757 West Hastings Street
Vancouver, BC	V6C 1A1
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code: (416) 271-2514

ITEM 5. Other Events

Effective August 3, 2004, the Company accepted the voluntary resignation of Diego Roca from his position as Director. Effective August 3, 2004, the Company accepted the voluntary resignation of David Dean Tews from his position as Director. Effective August 3, 2004, the Company accepted the voluntary resignation of John Rinella from his position as Director. Effective August 3, 2004, the Company accepted the voluntary resignation of Richard L. Rumpf from his position as Director. Effective August 3, 2004, Mr. Ernest Kolenda was appointed a Director of the Company. Effective August 3, 2004, Mr. Robert Vivacqua was appointed a Director of the Company. Effective August 3, 2004, Mr. Elijah James Holmes was appointed a Director of the Company.

Effective August 3, 2004, the Company has terminated Diego Roca as CEO of the Company and has appointed Elijah James Holmes as interim CEO.

The majority of the directors of the new Board has determined that the operating business of the Company continues to be viable and the discontinuance of the business was never contemplated nor is anticipated. The Company intends to continue to operate its core business, seek alternative financing, and deploy its technology.

The previous officers of the Company failed to complete the formation of Ibacus Networks, Inc. (“Ibacus”) as a wholly owned subsidiary of the Company. No previous directors of the Company have adopted any resolutions to effect the creation of Ibacus as a wholly owned subsidiary of the Company nor the transference of any material contracts and assets into Ibacus. All material contracts and assets previously announced under Ibacus is reverted back to its original state under the Company’s right title and interest.

Effective August 3, 2004, the Company has retired the remaining 1,000,000 shares of Series A Preferred Stock originally issued to Bradley Wilson. These shares were retired and cancelled for no consideration to Mr. Wilson.

The Board of Directors shall appoint a new CEO in due course, with the direction to execute the existing business plan and deploy its technology.

ITEM 7. Financial Statements and Exhibits.

Schedule of Exhibits. The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B:

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KIWI NETWORK SOLUTIONS, INC.

Dated: August 3, 2004	By:	/s/ Elijah James Holmes
	Name:	Elijah James Holmes
	Its:	CEO